Exhibit 25.1

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM T-1

STATEMENT OF ELIGIBILITY

UNDER THE TRUST INDENTURE ACT OF 1939

OF A CORPORATION DESIGNATED TO ACT AS TRUSTEE

Check if an Application to Determine Eligibility of a Trustee Pursuant to Section 305(b)(2) __

WILMINGTON SAVINGS FUND SOCIETY, FSB

(Exact name of Trustee as specified in its charter)

N/A	51-0054940
(Jurisdiction of incorporation of organization if not a U.S. national bank)	(I.R.S. Employer Identification No.)

500 Delaware Avenue, 11th Floor

Wilmington, DE 19801

(302) 792-6000

(Address of principal executive offices, including zip code)

WILMINGTON SAVINGS FUND SOCIETY

CONTROLLERS OFFICE

500 Delaware Avenue

Wilmington, DE 19801

(302) 792-6000

(Name, address, including zip code, and telephone number, including area code, of agent of service)

VALARIS LIMITED

(Exact name of obligor as specified in its charter)

Bermuda	98-1589854
(State or other jurisdiction or incorporation or organization)	(I.R.S. Employer Identification No.)

Clarendon House, 2 Church Street
Hamilton, Bermuda HM 11

(Address of principal executive offices, including zip code)

Senior Secured First Lien Notes due 2028

(Title of the indenture securities)

(1)       See following table of additional obligors. Address for all additional obligors is Clarendon House, 2 Church Street, Hamilton, Bermuda, HM 11, telephone (713) 789-1400.

TABLE OF ADDITIONAL OBLIGORS

Exact Name of Additional Registrants	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number
Alpha Achiever Company	Cayman Islands	98-0697800
Alpha Admiral Company	Cayman Islands	98-1078685
Alpha Archer Company	Cayman Islands	98-1116938
Alpha Aurora Company	Cayman Islands	98-0609312
Alpha Offshore Drilling Services Company	Cayman Islands	98-0206235
Alpha Orca Company	Cayman Islands	98-0697605
Alpha South Pacific Holding Company	Cayman Islands	98-0697615
Atlantic Maritime Services LLC	Delaware (USA)	74-1660668
Atwood Australian Waters Drilling Pty Limited	Australia	98-0667953
Atwood Oceanics Australia Pty Limited	Australia	98-0406992
Atwood Oceanics Pacific Limited	Cayman Islands	98-0662881
Atwood Offshore Drilling Limited	Hong Kong	98-0505288
Atwood Offshore Worldwide Limited	Cayman Islands	98-0697618
ENSCO (Barbados) Limited	Cayman Islands	83-0445907
Ensco (Myanmar) Limited	Myanmar	98-1187784
Ensco (Thailand) Limited	Thailand	98-0682678
ENSCO Arabia Co. Ltd.	Saudi Arabia	—
ENSCO Asia Company LLC	Texas (USA)	75-1460971
ENSCO Asia Pacific Pte. Limited	Singapore	26-0068995
Ensco Associates Company	Cayman Islands	—
ENSCO Australia Pty Limited	Australia	98-0377537
ENSCO Capital Limited	Cayman Islands / United Kingdom	98-0665084
ENSCO Corporate Resources LLC	Delaware (USA)	27-1504174
Ensco Deepwater Drilling Limited	England and Wales (UK)	98-1111430
ENSCO Deepwater USA II LLC	Delaware (USA)	27-0680769
ENSCO Development Limited	Cayman Islands	98-0681992
Ensco do Brasil Petróleo e Gás Ltda.	Brazil	52-2345836
Ensco Drilling I Ltd.	Cayman Islands	98-1409751
ENSCO Drilling Mexico LLC	Delaware (USA)	26-0546938
Ensco Endeavors Limited	Cayman Islands / United Kingdom	98-0702631
ENSCO Global GmbH	Switzerland	98-0644486
Ensco Global II Ltd.	Cayman Islands	98-1320722
ENSCO Global Investments LP	England and Wales (UK)	98-0659772
Ensco Global IV Ltd	British Virgin Islands	52-2345837
ENSCO Global Limited	Cayman Islands / United Kingdom	98-0637827
ENSCO Global Resources Limited	England and Wales (UK)	98-0644763
Ensco Holdco Limited	England and Wales (UK)	98-0633043
ENSCO Holding Company	Delaware (USA)	75-2246991
Ensco Incorporated	Texas (USA)	76-0285260
Ensco Intercontinental GmbH	Switzerland	98-0704367
ENSCO International Incorporated	Delaware (USA)	76-0232579
Ensco International Ltd.	British Virgin Islands / United Kingdom	76-0356128
ENSCO Investments LLC	Nevada (USA) / United Kingdom	98-0644509
Ensco Jersey Finance Limited	Jersey / United Kingdom	98-1338299
ENSCO Limited	Cayman Islands	98-0369086
Ensco Management Corp.	British Virgin Islands	52-2346020
ENSCO Maritime Limited	Bermuda	98-0393929
Ensco Mexico Services S.de R.L. de C.V.	Mexico	98-1464039
Ensco Ocean 2 Company	Cayman Islands	—
ENSCO Oceanics Company LLC	Delaware (USA)	74-2080353
ENSCO Oceanics International Company	Cayman Islands	98-0369079
ENSCO Offshore LLC	Delaware (USA)	75-2349491
ENSCO Offshore International Company	Cayman Islands	98-0507424
ENSCO Offshore International Holdings Limited	Cayman Islands / United Kingdom	98-0655357
ENSCO Offshore International Inc.	Marshall Islands	98-0383744
Ensco Offshore International LLC	Delaware (USA)	—
Ensco Offshore Petróleo e Gás Ltda.	Brazil	98-0634349
ENSCO Offshore U.K. Limited	England and Wales (UK)	98-0369084
ENSCO Overseas Limited	Cayman Islands	98-0659769
ENSCO Services Limited	England and Wales (UK)	98-0394243
Ensco Transcontinental II LP	England and Wales (UK)	98-1062854
Ensco Transnational I Limited	Cayman Islands	98-1012691
Ensco Transnational III Limited	Cayman Islands	—
ENSCO U.K. Limited	England and Wales (UK)	98-0393928
Ensco UK Drilling Limited	England and Wales (UK)	4417421838
Ensco Universal Holdings I Ltd.	Cayman Islands / United Kingdom	98-1305972
Ensco Universal Holdings II Ltd.	Cayman Islands / United Kingdom	98-1306192

Exact Name of Additional Registrants	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number
ENSCO Universal Limited	England and Wales (UK)	98-0646354
Ensco Vistas Limited	Cayman Islands	98-1012692
Ensco Worldwide GmbH	Switzerland	98-0644481
EnscoRowan Ghana Drilling Limited	Ghana	C0028653696
Great White Shark Limited	Gibraltar	98-1146294
Green Turtle Limited	Gibraltar	98-1146297
International Technical Services LLC	Delaware (USA)	26-0811622
Manatee Limited	Malta	98-1247999
Manta Ray Limited	Malta	98-1292056
Marine Blue Limited	Gibraltar	98-1345823
Offshore Drilling Services LLC	Delaware (USA)	83-1345584.
Pacific Offshore Labor Company	Cayman Islands	98-0636666
Petroleum International Pte. Ltd.	Singapore	72-1552787
Pride Global II Ltd.	British Virgin Islands	30-0349437
Pride International LLC	Delaware (USA)	76-0069030
Pride International Management Co. LP	Texas (USA)	76-0555708
Ralph Coffman Cayman Limited	Cayman Islands	98-0579548
Ralph Coffman Limited	Gibraltar	98-1146288
Ralph Coffman Luxembourg S.à r.l.	Luxembourg	98-1142600
RCI International, Inc.	Cayman Islands	98-1022856
RD International Services Pte. Ltd.	Singapore	98-1093939
RDC Arabia Drilling, Inc.	Cayman Islands	76-0152727
RDC Holdings Luxembourg S.à r.l.	Luxembourg	98-1039699
RDC Malta Limited	Malta	98-1042279
RDC Offshore Luxembourg S.à r.l.	Luxembourg	98-1014303
RDC Offshore Malta Limited	Malta	98-1042283
RoCal Cayman Limited	Cayman Islands	98-1022865
Rowan 240C#3, Inc.	Cayman Islands	98-0579550
Rowan Companies Limited	England and Wales (UK)	98-1023315
Rowan Companies, LLC	Delaware (USA)	75-0759420
Rowan Drilling (Gibraltar) Limited	Gibraltar	98-0664560
Rowan Drilling (Trinidad) Limited	Cayman Islands	98-0579545
Rowan Drilling (U.K.) Limited	Scotland (UK)	74-1916586
Rowan Drilling Services Limited	Gibraltar	98-0686267
Rowan Financial Holdings S.à r.l.	Luxembourg	98-1339954
Rowan International Rig Holdings S.à r.l.	Luxembourg	98-1339962
Rowan Marine Services LLC	Texas (USA)	76-0373171
Rowan N-Class (Gibraltar) Limited	Gibraltar	98-1042236
Rowan No. 1 Limited	England and Wales (UK)	98-1054191
Rowan No. 2 Limited	England and Wales (UK)	98-1054196
Rowan Norway Limited	Gibraltar	80-0647857
Rowan Offshore (Gibraltar) Limited	Gibraltar	98-1042256
Rowan Offshore Luxembourg S.à r.l.	Luxembourg	98-1014307
Rowan Rigs S.à r.l.	Luxembourg	98-1391082
Rowan S. de R.L. de C.V.	Mexico	ROW0904157T4
Rowan Services LLC	Delaware (USA)	27-1054617
Rowan US Holdings (Gibraltar) Limited	Gibraltar	98-1042281
Rowandrill, LLC	Texas (USA)	74-1724642
Valaris Holdco 1 Limited	Bermuda	98-1589863
Valaris Holdco 2 Limited	Bermuda	98-1589869
Valaris United LLC	Delaware (USA)	87-4241216

ITEM 1.	GENERAL INFORMATION.

Furnish the following information as to the trustee:

(a)	Name and address of each examining or supervising authority to which it is subject.

Securities and Exchange Commission

Washington, DC 20549

Federal Reserve

District 3

Philadelphia, PA

FDIC

Washington, DC 20549

Office of the Comptroller of the Currency

New York, NY 10173

(b)	Whether it is authorized to exercise corporate trust powers.

The trustee is authorized to exercise corporate trust powers.

ITEM 2.	AFFILIATIONS WITH THE OBLIGORS.

If the obligor is an affiliate of the trustee, describe each affiliation:

Based upon an examination of the books and records of the trustee and information available to the trustee, none of the obligors is an affiliate of the trustee.

ITEM 16.	LIST OF EXHIBITS.

Listed below are all exhibits filed as part of this Statement of Eligibility and Qualification.

Exhibit 1.	A copy of the articles of association of the trustee as now in effect.
Exhibit 2.	Not applicable.
Exhibit 3.	Not applicable.
Exhibit 4.	A copy of the existing bylaws of the trustee, or instruments corresponding thereto.
Exhibit 5.	Not applicable.
Exhibit 6.	The consents of United States institutional trustees required by Section 321(b) of the Act.
Exhibit 7.	A copy of the latest report of condition of the trustee published pursuant to law or the requirements of its supervising or examining authority.
Exhibit 8.	Not applicable.
Exhibit 9.	Not applicable.

Pursuant to the requirements of the Trust Indenture Act of 1939, as amended, the trustee, Wilmington Savings Fund Society, FSB, a federal savings bank organized and existing under the laws of the United States of America, has duly caused this Statement of Eligibility to be signed on its behalf by the undersigned, thereunto duly authorized, all in the City of Wilmington and State of Delaware on the 12th day of October, 2018.

WILMINGTON SAVINGS FUND SOCIETY, FSB

Attest:	/s/ KLM	By:	/s/ Raye D. Goldsborough
Assistant	Secretary	Name:	Raye D. Goldsborough
Title:

Exhibit 1

Charter of Wilmington Savings Fund Society, FSB

(see attached)

[Graphic: Office of the Comptroller of the Currency]

Washington, DC 20219

CERTIFIED FEDERAL SAVINGS ASSOCIATION CHARTER

I, Thomas J. Curry, Comptroller of the Currency, do hereby certify that the document hereto attached is a true and correct copy, as recorded in the Office of the Comptroller of the Currency (successor to the Office of Thrift Supervision), of the charter for the federal savings association listed below:

Wilmington Savings Fund Society, FSB

Wilmington, Delaware

OTS Docket No. 7938

IN TESTIMONY WHEREOF, today, July 29, 2015, I have hereunto subscribed my name and caused my seal of office to be affixed to these presents at the U.S. Department of the Treasury, in the City of Washington, District of Columbia.

Comptroller of the Currency

[Graphic: Seal]

FEDERAL STOCK CHARTER

Wilmington Savings Fund Society

Section 1.      Corporate Title. The full corporate title of the savings bank is “Wilmington Savings Fund Society, Federal Savings Bank.”

Section 2.      Office. The home office of the savings bank shall be located in the County of New Castle, State of Delaware.

Section 3.     Duration. The duration of the savings bank is perpetual.

Section 4.     Purpose and Powers. The purpose of the savings bank is to pursue any or all of the lawful objectives of a Federal savings bank chartered under Section 5 of the Home Owners’ Loan Act and to exercise all the express, implied, and incidental powers conferred thereby and by all acts amendatory thereof and supplemental thereto, subject to the Constitution and laws of the United States as they are now in effect, or as they may hereafter be amended, and subject to all lawful and applicable rules, regulations, and orders of the Federal Home Loan Bank Board (“Board”). In addition, the savings bank may make any investment and engage in any activity as may be specifically authorized by action of the Board, including authorization by delegated authority, in connection with action approving the insurance of the charter.

Section 5.     Capital Stock. The total number of shares of all classes of the capital stock which the savings bank has authority to issue is Twenty Five Million (25,000,000), of which Seventeen and One Half Million (17,500,000) shall be common stock, par value $.01 per share, and of which Seven and One Half Million (7,500,000) shall be preferred stock, par value $.01 per share. The shares may be issued from time to time as authorized by the board of directors without further approval of stockholders except as otherwise provided in this Section 5 or to the extent that such approval is required by governing law, rule, or regulation. The consideration for the issuance of the shares shall be paid in full before their issuance and shall not be less than the par value. Neither promissory notes nor future services shall constitute payment or part payment for the issuance of shares of the savings bank. The consideration for the shares shall be cash, tangible or intangible property (to the extent direct investment in such property would be permitted), labor or services actually performed for the savings bank, or any combination of the foregoing. In the absence of actual fraud in the transaction, the value of such property, labor, or services, as determined by the board of directors of the savings bank, shall be conclusive. Upon payment of such consideration, such shares shall be deemed to be fully paid and nonassessable. In the case of a stock dividend, that part of the surplus of the savings bank which is transferred to stated capital upon the issuance of shares as a share dividend shall be deemed to be the consideration for their issuance.

Except for shares issuable in connection with the conversion of the savings bank from the mutual to the stock form of capitalization, no shares of capital stock (including shares issuable upon conversion, exchange, or exercise of other securities) shall be issued, directly or indirectly, to officers, directors, or controlling persons of the savings bank other than as part of a general public offering or as qualifying shares to a director, unless their issuance or the plan under which they would be issued has been approved by a majority of the total votes eligible to be cast as a legal meeting.

Nothing contained in this Section 5 (or in any supplementary sections hereto) shall entitle the holders of any class of a series of capital stock to vote as a separate class or series or to more than one vote per share, except as to the cumulation of votes for the election of directors: Provided, That this restriction on voting separately by class or series shall not apply;

(i)                   To any provision which would authorize the holders of preferred stock, voting as a class or series, to elect some members of the board of directors, less than a majority thereof, in the event of default in the payment of dividends on any class or series of preferred stock;

(ii)                   To any provision which would require the holders of preferred stock, voting as a class or series, to approve the merger or consolidation of the savings bank with another corporation or the sale, lease, or conveyance (other than by mortgage or pledge) of properties or business in exchange for securities of a corporation other than the Savings bank if the preferred stock is exchanged for securities of such other corporation; Provided, That no provision may require such approval for transactions undertaken with the assistance or pursuant to the direction of the Federal Savings and Loan Insurance Corporation;

(iii)                   To any amendment which would adversely change the specific terms of any class of series of capital stock as set forth in this Section 5 (or in any supplementary sections hereto), including any amendment which would create or enlarge any class or series ranking prior thereto in rights and preferences. An amendment which increases the number of authorized shares of any class or series of capital stock, or substitutes the surviving association in a merger or consolidation for the savings bank, shall not be considered to be such an adverse change.

A description of the different classes and series (if any) of the savings bank’s capital stock and a statement of the delegations, and the relative rights, preferences, and limitations of the shares of each class of and series (if any) of capital stock are as follows:

A. Common Stock. Except as provided in this Section 5 (or in any supplementary sections hereto) the holders of the common stock shall exclusively possess all voting power. Each holder of shares of common stock shall be entitled to one vote for each share held by such holder, except as to the Commutation of votes for the election of directors.

Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the common stock as to the payment of dividends, the full amount of dividends and of sinking fund, retirement fund, or other retirement payments, if any, to which such holders are respectively entitled in preference to the common stock, then dividends may be paid on the common stock and on any class or series of stock entitled to participate therewith as to dividends out of any assets legally available for the payment of dividends.

In the event of any liquidation, dissolution, or winding up of the savings bank, the holders of the common stock (and the holders of any class or series of stock entitled to participate with the common stock in the distribution of assets) shall be entitled to receive, in cash or in kind, the assets of the savings bank available for distribution remaining after: (i) payment or provision for payment of the savings bank’s debts and liabilities; (ii) distributions or provision for distributions in settlement of its liquidation account; and (iii) distributions or provision for distributions to holders of any class or series of stock having preference over the common stock in the liquidation, dissolution, or winding up of the savings bank. Each share of common stock shall have the same relative rights as and be identical in all respects with all the other shares of common stock.

B. Preferred Stock. The savings bank any provide in supplementary sections to its charter for one or more classes of preferred stock, which shall be separately identified. The shares of any class may be divided into and issued in series, with each series separately designated so as to distinguish the shares thereof from the shares of all other series and classes. The terms of each series shall be set forth in a supplementary section to the charter. All shares of the same class shall be identical except as to the following relative rights and preferences, as so which there may be variations between different series:

(a)           The distinctive serial designation and the number of shares constituting such series;

(b)          The dividend rate or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date(s) the payment date(s) for dividends, and the participating or other special rights, if any, wish respect to dividends;

(c)           The voting powers, full or limited, if any, of the shares of such series;

(d)          Whether the shares of such series shall be redeemable and, if so, the price(s) at which, and the terms and conditions on which, such shares may be redeemed;

(e)          The amount(s) payable upon the shares of such series in the event of voluntary or involuntary liquidation, dissolution, or winding up to the savings bank;

(f)          Whether the shares of such series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and if so entitled, the amount of such fund and the manner of its application, including the price(s) at which such shares may be redeemed or purchased through the application of such fund;

(g)          Whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes of stock of the savings bank and, if so, the conversion price(s) or the rate(s) of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

(h)         The price or other consideration for which the shares of such series shall be issued; and

(i)          Whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of serial preferred stock and whether such shares may be reissued as shares of the same or any other series of serial preferred stock.

Each share of each series of serial preferred stock shall have the same relative rights as and be identical to all respects with all the other shares of the same series.

The board of directors shall have authority to divide, by the adoption of supplementary charter sections, any authorized class of preferred stock into series, and, within the limitations set forth in this section and the articles of incorporation, fix and determine the relative rights and preferences of the shares of any series as established.

Prior to the issuance of any preferred shares of a series established by a supplementary charter section adopted by the board of directors, the savings bank shall file with the Secretary to the Board a dated copy of that supplementary section of this charter establishing and designating the series and fixing and determining the relative rights and preferences thereof.

Section 6.      Net Worth Certificates. Notwithstanding any provision of Section 5, Capital Stock, the savings bank may issue net worth certificates, income capital certificates or similar certificates to the Federal Savings and Loan Insurance Corporation (the “Corporation”) or the Federal Deposit Insurance Corporation in exchange for appropriate consideration, including promissory notes of the Corporation, in accordance with the rules, regulations, and policies of the Board. Subject to such rules, regulations, and policies, the board of directors of the savings bank is authorized without the prior approval of the stockholders of the savings bank and by resolution(s) from time to time adopted by the board of directors to cause the issuance of net worth certificates to the Corporation and to fix the designations, preferences, and relative, participating, optional, or other special rights of the certificates, and the qualifications, limitations, and restrictions thereon. Stockholders of the savings bank shall not be entitled to preemptive rights with respect to the issuance of net worth certificates, nor shall holders of such certificates be entitled to preemptive rights with respect to any additional issuance of net worth certificates.

Section 7.      Preemptive Rights. Holders of the capital stock of the savings bank shall not be entitled to preemptive rights with respect to any shares of the savings bank which may be issued.

Section 8.      Certain provisions applicable for five years. Notwithstanding anything contained in the savings bank charter or bylaws to the contrary, for a period of five years from the date of completion of the conversion of the savings bank from mutual to stock form, the following provisions shall apply:

A. Beneficial ownership limitation. No person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10 percent of any class of an equity security of the savings bank. The limitation shall not apply to a transaction in which the savings bank forms a holding company without change in the respective beneficial ownership interests of its stockholders other than pursuant to the exercise of any dissenter and appraisal rights or the purchase of shares by underwriters in connection with a public offering.

In the event shares are acquired in violation of this Section 8, all shares beneficially owned by any person in excess of 10% shall be considered ‘excess shares’ and shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to the stockholders for a vote.

For the purposes of this Section 8, the following definitions apply.

(1)          The term “person” includes an individual, a group acting in concert, a corporation, a partnership, an association, a joint stock company, a trust, any unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of the savings bank.

(2)          The term “offer” includes every offer to buy or otherwise acquire, solicitation of an offer to sell, tender offer for, or request or invitation for tenders of, a security or interest in a security for value.

(3)          The term “acquire” includes every type of acquisition, whether affected by purchase, exchange, operation of law or otherwise.

(4)          The term “acting in concern” means (a) knowing participation in a joint activity or conscious parallel action towards a common goal whether or not pursuant to an express agreement, or (b) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangements, whether written or otherwise.

B.          Cumulative voting limitation. Stockholders shall not be permitted to cumulate their votes for election of directors.

C.          Call for special meetings. Special meetings of stockholders relating to changes in control of the savings bank or amendments to its charter shall be called only upon direction of the board of directors.

Section 9.        Liquidation Account. Pursuant to the requirements of the Board’s regulations (12 C.F.R. Subchapter D), the savings bank shall establish and maintain a liquidation account for the benefit of its savings account holders as of December 31, 1983 (“eligible savers”). In the event of a complete liquidation of the savings bank, it shall comply with such regulations with respect to the amount and the priorities on liquidation of each of the savings bank’s eligible saver’s inchoate interest in the liquidation account, to the extent it is still in existence: Provided, that an eligible saver’s inchoate interest in the liquidation account shall not entitle such eligible saver to any voting rights at meetings of the savings bank’s stockholders.

Section 10.      Directors. The savings bank shall be under the direction of a board of directors. The authorized number of directors, as stated in the savings bank’s bylaws, shall not be less than seven or more than fifteen except when a greater number is approved by the Board.

Section 11.     Amendment of Charter. Except as provided in Section 5, no amendment, addition, alteration, change, or repeal of this charter shall be made, unless such is first proposed by the board of directors of the savings bank, then preliminarily approved by the Board, which preliminary approval may be granted by the Board pursuant to regulations specifying preapproved charter amendments, and thereafter approved by the shareholders by a majority of the total votes eligible to be cast as a legal meeting. Any amendment, addition, alternation, change, or repeal so acted upon shall be effective upon filing with the Board in accordance with regulatory procedures or on such other date as the Board may specify in its preliminary approval.

Any amendment, addition, alteration, change or repeal so acted upon shall be effective upon filing with the Board in accordance with the regulatory procedures or on such other date as the Board may specify in its preliminary approval.

Attest: ______________________________	By:
Secretary of the Savings Bank		President or Chief Executive
Declared effective this __ day of _______, 198__.		Officer of the Savings Bank

Federal Home Loan Bank Board

Attest: ______________________________	By:
Secretary to the Board		Associate General Counsel
for Conversions

SUPPLEMENTARY SECTION TO

THE FEDERAL STOCK CHARTER OF

WILMINGTON SAVINGS FUND SOCIETY,

FEDERAL SAVINGS BANK

Authorization of Non-Cumulative Convertible

Perpetual Preferred Stock, Series 1,

$.01 Par Value Per Share

RESOLVED that, pursuant to Section 5 of the Federal Stock Charter of Wilmington Savings Fund Society, Federal Savings Bank (the “Bank”), the Board of Directors of the Bank does hereby adopt a Supplementary Section to the Federal Stock Charter of the Bank to provide for the Issuance of shares of Preferred Stock in a series to consist of Two Million (2,000,000) shares, $.01 par value per share, to be known as the Bank’s “Non-Cumulative Convertible Perpetual Preferred Stock, Series 1” and does hereby fix the distinguishing characteristics, relative rights and preferences, including the designation, preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of such series of stock (in addition to those set forth in the Federal Stock Charter of the Bank which are applicable to the Preferred Stock of all series), as follows:

Section 1.           Designation and Amount. The shares of this series shall be designated as “Non-Cumulative Perpetual Convertible Preferred Stock, Series 1” (the “Series 1 Preferred Stock”) and the number of shares constituting the Series 1 Preferred Stock shall be Two Million (2,000,000) shares.

Section 2.          Dividends and Distributions.

(A)                         The holders of record of shares of Series 1 Preferred Stock shall be entitled to receive, if, as and when declared by the Board of Directors out of funds legally available for the purpose, quarterly cash dividends payable in arrears on the first day of January, April, July and October in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), to the holders of record of the Series 1 Preferred Stock at the close of business on or about the 15th day of the month next preceding the first day of January, April, July or October, as the case may be, fixed by the Board of Directors (the “Record Date”), commencing on the first Quarterly Dividend Payment Date after March 31, 1994 in an amount (if any) per share (rounded to the nearest cent), subject to the provision for adjustment hereinafter set forth, equal to one-quarter of the total annual dividend of ninety cents (90%) per share.

(B)                         Dividends due pursuant to paragraph (A) of this Section shall begin to accrue on outstanding shares of Series 1 Preferred Stock from the Quarterly Dividend Payment Date next preceding March 31, 1994. Dividends accruing on outstanding shares of Series 1 Preferred Stock shall not be cumulative. Dividends paid on the shares of Series 1 Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

(C)                         No dividends shall accrue or be paid on the Series 1 Preferred Stock, if after payment, the Bank would be undercapitalized within the meaning of Section 38(d) of the Federal Deposit Insurance Act.

Section 3.          Certain Restrictions.

(A)                         Prior to March 31, 1994, the Bank shall not in any circumstances, and after March 31, 1994, whenever quarterly dividends or other dividends or distributions payable on the Series 1 Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series 1 Preferred Stock outstanding shall have been paid in full, the Bank shall not:

(i)          declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series 1 Preferred Stock:

(ii)          declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series 1 Preferred stock, except dividends paid ratably on the Series 1 Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; or

(iii)          redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series 1 Preferred Stock, provided that the Bank may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Bank ranking junior (as to dividends and upon dissolution, liquidation or winding up) to the Series 1 Preferred Stock.

(B)                        The Bank shall not permit any subsidiary of the Bank to purchase or otherwise acquire for consideration any shares of stock of the Bank unless the Bank could, under paragraph (A) of this Section 3, purchase or otherwise acquire such shares at such time and in such manner.

Section 4.          Voting Rights. Except as otherwise provided by statute, the Bank’s Federal Stock Charter or the regulations of the Office of Thrift Supervision, or successor thereto, holders of Series 1 Preferred Stock shall have no special voting rights and their consent shall not be required for taking any corporate action.

Section 5.          Conversion.

(A)                       Conversion Privilege. Each holder of a share of Series 1 Preferred Stock shall have the right, at his option, at any time or from time to time to convert such share into six (6) fully paid and nonaccessable shares of the Bank’s common stock, $.01 par value per share (the “Common Stock”). No adjustment or allowance shall be made for dividends on shares of Series 1 Preferred Stock surrendered for conversion, whether accrued, accumulated or otherwise. If the Bank subdivides or combine in a larger or smaller number of shares its outstanding shares of Common Stock, then the number of shares of common stock issuable upon the conversion of Series 1 Preferred Stock will be proportionately increased in the case of a subdivision and decreased in the case of a combination effective in either case at the close of business on the date that the subdivision or combination becomes effective. If the Bank at any time pays to the holders of its Common Stock a dividend in Common Stock, the number of shares of Common Stock issuable upon the conversion of Series 1 Preferred Stock shall be proportionally increased, effective at the close of business on the record date for determination of the holders of the Common Stock entitled to the dividend. In addition, the number of shares into which the Series 1 Preferred Stock shall convert shall be automatically adjusted from time to time in the same manner and to the same extent as the number of shares into which the 10% Convertible Preferred Stock, Series 1, $.01 par value per share, of Star States Corporation (the “Star States Series 1 Preferred Stock”) shall be entitled to convert so that each share of the Series 1 Preferred Stock shall at all times be convertible into the same number of shares of Common Stock as a share of Star States Series 1 Preferred Stock would then be entitled to convert.

(B)                       Manner of Exercise. In order to exercise the conversion privilege with respect to any shares of Series 1 Preferred Stock, the holder thereof shall surrender the certificate or certificates therefor to any transfer agent of the Bank for the Series 1 Preferred Stock, duly endorsed in blank for transfer, accompanied by written notice of election to convert such shares of Series 1 Preferred Stock or a portion thereof executed on the form set forth on such certificates or on such other form as may be provided from time to time by the Bank. As soon as practicable after the surrender of such certificates as provided above the Bank shall cause to be issued and delivered, at the office of such transfer agent, to or on the order of the holder of the certificates thus surrendered, a certificate or certificates for the number of full shares of Common Stock issuable hereinunder upon the conversion of such shares of Series 1 Preferred Stock and scrip, in respect of any fraction of a share of Common Stock issuable upon such conversion as provided in paragraph (C). Such conversion shall be deemed to have been effected on the date on which the certificates for such shares of Series 1 Preferred Stock have been surrendered as provided above, and the person in whose name any certificate or certificates for shares of Common Stock are issuable upon such conversion shall be deemed to have become on such date the holder of record of the shares represented thereby.

(C)                       Issuance of Scrip in Lieu of Fractional Shares. No fractional shares of Common Stock shall be issued upon any conversion of Series 1 Preferred Stock. If two or more shares of Series 1 Preferred Stock are surrendered for conversion at one time by the same holder, the number of full shares issuable upon the conversion of such shares shall be computed on the basis of the aggregate Original Liquidation Value (without adjustment for allowance for dividends whether accrued, accumulated or otherwise) of such shares. In lieu of any fraction of a share of Common Stock to which any holder would otherwise be entitled upon conversion of any shares of Series 1 Preferred Stock, the Bank shall issue non-interest-bearing and non-voting scrip certificates which shall not be entitled to dividends for such fraction, such certificates, together with other similar certificates, to be exchangeable for the number of full shares of Common Stock represented thereby, to be issued in such denominations and in such form, to expire after such reasonable time (which shall not less than one year after the date of issue thereof), to contain such provision for the sale, for the account of the holders of such certificates, of shares of Common Stock for which such certificates are exchangeable, and to be subject to such other terms and conditions, as the Board of Directors may from time to time determine prior to the issue thereof.

(D)                      The Bank shall at all times reserve and keep available out of the authorized Common Stock the full number of shares of the Common Stock issuable upon the conversion of all outstanding shares of the Series 1 Preferred Stock.

Section 6.          Redemption of the Series 1 Preferred Stock.

(A)                       Redemption at the Bank’s Option. At any time on or after January 1, 1996, the Bank may redeem all or any portion of the Series 1 Preferred Stock then outstanding at a price per share equal to the Redemption Price (as defined herein). For each share which is called for redemption, the Bank will be obligated to pay to the holder thereof on the date on which redemption is to be made (the “Redemption Date”), upon surrender by such holder at the offices of the transfer agent for the Series 1 Preferred Stock of the certificate representing such share, duly endorsed in blank or accompanied by an appropriate form of assignment, an amount in cash equal to nine dollars ($9) per share (the “Redemption Price”).

(B)                       Partial Redemption. In the event that less than all of the outstanding shares of the Series 1 Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board of Directors of the Bank and the shares to be redeemed shall be determined by lot or pro rata or by any other method as may be determined by such Board of Directors in its sole discretion to be equitable, and the certificate of the Bank’s Secretary filed with the transfer agent for the Series 1 Preferred Stock in respect of such determination shall be conclusive.

(C)                       Notice of Redemption. In the event the Bank shall redeem shares of Series 1 Preferred Stock, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than fifteen (15) nor more than sixty (60) days prior to the Redemption Date, to each record holder of the shares to be redeemed, at such holder’s address as the same appears on the books of the Bank. Each such notice shall state: (i) the time and date as of which the redemption shall occur; (ii) the total number of shares of Series 1 Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the Redemption Price; (iv) that the shares of Series 1 Preferred Stock called for redemption may be converted at any time prior to the time and date fixed for redemption; (v) the applicable conversion price or rate; (vi) the place or places where certificates for such shares to be surrendered for payment of the Redemption Price; and (vii) that dividends on the shares to be redeemed will cease to accrue on such Redemption Date.

(D)                       Dividends after Redemption Date. If notice of redemption shall have been given as provided in paragraph (C), dividends on the shares of Series 1 Preferred Stock so called for redemption shall cease to accrue, such shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Bank (except the right to receive from the Bank the Redemption Price without interest and except the right to convert such shares in accordance with Section 5) shall cease (including any right to receive dividends otherwise payable on any Dividend Payment Date that would have occurred after the Redemption Date) from and after the time and date fixed in the notice of Redemption Date or (ii) if the Bank shall so elect and state in the notice of redemption, from and after the time and date (which date shall be Redemption Date or an earlier date not less than fifteen (15) days after the date of mailing of the redemption notice) on which the Bank shall irrevocably deposit with a designated bank or trust company, as paying agent, money sufficient to pay at the office of such paying agent on the Redemption Date, the Redemption Price. Any money so deposited with any such paying agent which shall not be required for such redemption because of the exercise of any right of conversion or otherwise shall be returned to the Bank forthwith. Upon surrender (in accordance with the notice of redemption) of the certificate or certificates for any shares to be so redeemed (properly endorsed or assigned for transfer, if the Bank shall so require and the notice of redemption shall so state), such shares shall be redeemed by the Bank at the Redemption Price. In case fewer than all the shares represented by any such certificate are to be redeemed, a new certificate shall be issued representing the unredeemed shares, without cost to the holder thereof, together with scrip in lieu of fractional shares in accordance with Section 5(C). Subject to applicable escheat laws, any moneys so set aside by the Bank and unclaimed at the end of one year from the Redemption Date shall revert to the general funds of the Bank, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Bank for the payment of the Redemption Price without interest. Any interest accrued on funds so deposited shall be paid to the Bank from time to time.

(E)                      No Other Redemption. The Series 1 Preferred Stock share not be subject to redemption except as provided in this Section 6.

Section 7.          Reacquired Shares. Any shares of Series 1 Preferred Stock purchased or otherwise acquired by the Bank in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Federal Stock Charter of the Bank, including any supplementary section to the Federal Stock Charter creating a series of Preferred Stock or any similar stock or as otherwise required by law.

Section 8.          Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Bank the holders of shares of Series 1 Preferred Stock shall be entitled to receive, after payment or provision for payment of the Bank’s debts and liabilities and distributions or provisions for distributions in settlement of its liquidation account, and aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to nine dollars ($9) (the “Original Liquidation Value”) per share and the holders of the Series 1 Preferred Stock shall not be entitled to any further payment, such amounts being herein sometimes referred to as the “Liquidation Payments.” Upon any such liquidation, dissolution or winding up of the Bank, after the holders of the Series 1 Preferred Stock shall have been paid in full the a mounts to which they shall be entitled, the remaining net assets of the Bank may be distributed to the holders of the Common Stock. Written notice of any such liquidation, dissolution or winding up, stating a payment date, the a mount of the Liquidation Payments and the place where said sums shall be payable shall be given by mail, postage prepaid, not less than thirty (30) days prior to this payment date stated therein, to the holders of record of the Series 1 Preferred Stock, such notice to be addressed to each stockholder at his post office address as shown by the records of the Bank. Neither the consolidation nor merger of the Bank into or with any other corporation or corporations, nor the sale or transfer by the Bank of all or any part of its assets, nor the reduction of the capital stock of the Bank, shall be deemed to be a liquidation, dissolution or winding up of the Bank within the meaning of any of the provisions of this Section 8.

Section 9.          Consolidation, Merger, etc. In the event the Bank shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such event each share of Series 1 Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to the amount which would have been received by the holder thereof if such share of Series 1 Preferred Stock had been converted to Common Stock immediately prior to such transaction pursuant to Section 5 hereof.

The undersigned President and Secretary of the Bank hereby certify that the foregoing Supplementary Section to the Federal Stock Charter of the Bank was duly adopted by the Board of Directors of the Bank.

Dated as of the __ th day of _________, 1992

WILMINGTON SAVINGS FUND SOCIETY,
FEDERAL SAVINGS BANK

By:
Marvin N. Schoenhals, President

(SEAL)

ATTEST:

By:
John D. Waters, Secretary

Exhibit 4

Bylaws of Wilmington Savings Fund Society, FSB

(see attached)

BYLAWS OF

WILMINGTON SAVINGS FUND SOCIETY, FEDERAL SAVING BANK

Article I. Home Office

The home office of Wilmington Savings Fund Society, Federal Savings Bank (“Bank”) shall be at Wilmington in the country of New Cartle in the State of Delaware.

Article II. Stockholders

Section 1. Place of Meetings. All annual and special meetings of stockholders shall be held at such place as the board of directors may determine in the state in which the Bank has its principal place of business.

Section 2. Annual Meeting. The annual meeting of the stockholders of the Bank for the election of directors and for the transaction of any other business of the Bank shall be held within 120 days after the end of the Bank’s fiscal year. Such meeting date shall be designated annually by the board of directors.

Section 3. Special Meetings. Special Meetings of the shareholders for any purpose or purposes, unless otherwise prescribed by the regulations of the Federal Home Loan Bank Board (“Board”) (which as hereinafter used includes the Federal Savings and Loan Insurances Corporation), may be called at any time by the chairman of the board, the president, or a majority of the board of directors, and shall be called by the chairman of the board, the president, or the secretary upon the written request of the holders of not less than one-tenth of all of the outstanding capital stock of the Bank entitled to vote at the meeting. Such written request shall state the purpose or purposes of the meeting and shall be delivered to the home office of the Bank addressed to the chairman of the board, the president, or the secretary.

Section 4. Conduct of Meetings. Annual and special meetings shall be conducted in accordance with the most current edition of Robert’s Rules of Order unless otherwise prescribed by regulations of the Federal Home Loan Bank Board, or these bylaws. The Board of directors shall designate, when present, either the chairman of the board or president to preside at such meetings.

Section 5. Notice of Meetings. Written notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered not less than twenty nor more than fifty days before the date of the meeting, either personally or by mail, by or at the direction of the chairman of board, the president, the secretary, the directors calling the meeting to each stockholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the U.S. mail, addressed to the stockholder at his address as it appears on the stock transfer books or records of the Bank as of the record date prescribed in Section 6 of this Article II, with postage telecom prepaid. When any stockholders’ meeting, other amount or special, is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. It shall not be necessary to give any notice of the time and place of any meeting adjourned for less than thirty days or of the business to be transacted thereof, other than an announcement at the meeting at which such adjournment is taken.

Section 6. Fixing of Record Date. For the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or stockholders entitled to receive payment of any dividend, or in order to make a determination of stockholders for any other proper purpose, the board of directors shall fix in advance a date as the record date for any such determination of stockholders. Such date in any case shall be not more than sixty days and, in case of a meeting of stockholders, not fewer than ten days prior to the date on which the particular action, requiring such determination of stockholders, is to be taken. When a determination of stockholders entitled to vote as any meeting of stockholders has been made as provided in this section, such determination shall apply to any adjournment thereof.

Section 7.       Voting Lists. The officer or agent having charge of the stock transfer books for shares of the Bank shall make, at least twenty days before each meeting of the stockholders, a complete list of the stockholders entitled to vote at such meeting, or any adjournment thereof, arranged in alphabetical order, with the address of and the number of shares held by each, which list, shall be kept on file at the home office of the Bank and shall be subject to inspection by any stockholder at any time during usual business hours, for a period of twenty days prior to such meeting. Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any stockholders during the whole time of the meeting. The original stock transfer book shall be shall be prima facie evidence as to who are the stockholders entitled to examine such list or transfer books or to vote at any meeting of stockholders.

In lieu of making the stockholders list available for inspection by any stockholder as provided to the preceding paragraph, the board of directors may elect to follow the procedures prescribed in Section 55.6(d) of the Board’s Regulations, as now or hereafter in effect.

Section 8.       Quorum. A majority of the outstanding shares of the Bank entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders. If less than a majority of the outstanding shares are represented at a meeting, a majority of the shares so represented, may adjourn, the meeting from time to time without further notice. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. The stockholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Section 9.       Proxies. As all meetings of stockholders, a stockholder may vote by proxy executed in writing by the stockholder or by his duly authorized attorney in fact. Proxies solicited on behalf of the management shall be voted as directed by the stockholder or, in the absence of such direction, as determined by a majority of the board of directors. No proxy shall be vote after eleven months from the date of its execution except for a proxy coupled with an interest.

Section 10.    Voting of shares in the Name of Two or More Persons. When ownership stands in the name of two or more persons, in the absence of writer directors to the Bank to the contrary, at any meeting of the stockholders of the Bank any one or more of such stockholders may cast, in person or by proxy, all votes to which such ownership is entitled. In the event an attempt is made to cast conflicting votes, in person are by proxy, by the several persons in whose names shares of stock stand, the vote or votes to which those persons are entitled shall be cast as directed by a majority of those holding such stock and present in person or by proxy as such meeting, but no votes shall be cast for such stock if a majority cannot agree.

Section 11.    Voting of Shares by Certain Holders. Shares standing in the name of another corporation may be voted by any officer, agree or proxy as the bylaws of such corporation may prescribe, or, in the absence of such provision, as the board of directors of such corporation may determine. Shares held by an administrator, executor, guardian or conservator may be voted by him, either in person or by proxy, without a transfer of such shares into his name. shares standing in the name of a trustee may be voted by him, either in person or by proxy, but no trustee shall be entitled to vote shares held by him without a transfer of such shares into his name. Shares standing in the name of a receiver may be voted by such receiver, and shares held by or under the control of a receiver may be voted by such receiver without the transfer thereof into his name if authority to do so is contained in an appropriate order of the court or other public authority by which such receiver was appointed.

A stockholder whose shares are pledged shall be entitled to vote such shares until the shares have been transferred into the name of the pledges and thereafter the pledgee shall be entitled to vote the shares so transferred.

2

Neither treasury shares of its own stock held by the Bank, not shares held by another corporation, if a majority of the shares entitled to vote for the election of directors of such other corporation are held by the Bank, shall be voted at any meeting or counted in determining the total number of outstanding shares at any given time for purposes of any meeting.

Section 12.   Cumulative Voting. For a period of five years following the date of the completion of the conversion of the Bank from mutual to stock form, the cumulation of votes for the election of directors is not permitted. Thereafter, at each election for directors every stockholders entitled to vote at such election shall have the right either to vote, in person or by proxy, the number of shares owned by him for as many persons as there are directors to be elected and for whose election he has a right to vote, or to cumulate his votes by giving one candidate as many votes as the number of such directors to be elected multiplied by the number of his shares shall equal or by distributing such votes on the same principle among any number of candidates.

Section 13.   Informal Action by Stockholders. Any action required to be taken at a meeting of the stockholders, or any other action which may be taken at a meeting of the stockholders, may be taken without a meeting if unanimous consent in writing, setting forth the action to taken, shall be given by all of the stockholders entitled to vote with respect to the subject matter thereof.

Section 14.   Inspectors of Election. In advance of any meeting of stockholders, the board of directors may appoint any persons other than nominees for office as Inspectors of election to act at such meeting or any adjournment thereof. The number of Inspectors shall be either one or three. If the board of directors so appoints either one or three such inspectors that appointment shall not be shared at the meeting. If inspectors of election are not so appointed, the chairman of the board of the president may make such appointment at the meeting. If appointed at the meeting, the majority of the votes present shall determine whether one or three inspectors are to be appointed. In case any person appointed as inspector fails to appear or refuses to act, the vacancy may be filled by appointment by the board of directors in advance of the meeting, by the chairman of the board or by the president.

Unless otherwise prescribed by regulations of the Federal Home Loan Bank Board, the duties of such inspectors shall include: determining the number of shares of stock and the voting power of each share, the shares of stock represented at the meeting, the existence of a quorum, the authenticity, validity and effect of proxies: receiving votes, ballots or consents; hearing and determining all challenges and questions in any way arising in connection with the right to vote; counting and tabulating all votes or consents; determining the result; and such acts as may be proper to conduct the election or vote with fairness to all stockholders.

Section 15.   Nominating Committee. The board of directors shall act as a nominating committee for selecting the management nominees for election as directors. Except in the case of a nominee substituted as a result of the death or other incapacity of a management nominee, the nominating committee shall deliver written nominations to the secretary at least 20 days prior to the date of the annual meeting. Upon delivery, such nominations shall be posted in a conspicuous place in each office of the Bank. No nominations for directors except those made by the nominating committee shall be voted upon at the annual meeting unless other nominations by stockholders are made in writing and delivered to the secretary of the Bank at least five days prior to the date of the annual meeting. Upon delivery, such nomination shall be posted in a conspicuous place in each office of the Bank. Ballots bearing the names of all the persons nominated by the nominating committee and by stockholders shall be provided for use at the annual meeting. However, if the nominating committee shall fail or refuse to act at least 20 days prior to the annual meeting, nominations for directors may be made at the annual meeting by any stockholder entitled to vote and shall be voted upon.

Section 16.   New Business. Any new business proposed by a stockholder to be taken up at the annual meeting shall be stated in writing and filed with the secretary of the Bank at least five days before the date of the annual meeting, and all business so stated, proposed and filed shall be considered at the annual meeting, but no other proposal shall be acted upon at the annual meeting. Such writing filed with the secretary shall contain such information as required by Regulation 14A and schedule 14A under the Securities Exchange Act 1934. Any stockholder may make any other proposal at the annual meeting and the same may be discussed and considered, but unless stated in writing and filed with the secretary at least five days before the meeting, as provided above, such proposal shall be laid over for section at an adjourned, special or annual meeting of the stockholders taking place thirty days or more thereafter. This provisions shall not prevent the consideration and approval or disapproval at the annual meeting of reports of officers, directors and committee, but in connection with such reports to new business shall be acted upon at such annual meeting unless stated and filed as herein provided.

3

Article III. Board of Directors

Section 1.   General Powers. The business and affairs of the Bank shall be under the direction of its board of directors. The board of directors shall annually elect a chairman of the board and a president from among its members and shall designate, when present, either the chairman of the board or the president to preside at its meetings.

Section 2.   Number and Term. The board of directors shall consist of eleven (11) members and shall be divided into three classes as nearly equal in number as possible. The members of each class shall be elected for a term of three years and until their successors are elected and qualified. One class shall be elected by ballot annually.

Section 3. Regular Meetings. A regular meeting of the board of directors shall be held without other notice than this bylaw immediately after, and at the same place as, the annual meeting of stockholders. The board of directors may provide, by resolution, the time and place, within the Bank’s regular landing area, for the holding of additional regular meetings without other notice than such resolution.

Section 4. Qualifications. Each Director shall at all times be the beneficial owner of not less than 100 shares of capital stock of the association unless the association is a wholly owned subsidiary of a holding company.

Section 5.   Special Meetings. Special meetings of the board of directors may be called by or at the request of the chairman of the board, the president or one-third of the directors. The persons authorized to call special meetings of the board of directors may fix any place, within the Bank’s regular lending area, as the place for holding any special meeting of the board of directors called by such persons. All meetings of the board of directors shall be conducted in accordance with the most current edition of Robert’s Rules of Order.

Members of the board of directors may participate is meeting by means of conference telephone, or by means of similar communications equipment by which all persons participating in the meeting can hear each other. Such participates shall constitute presence in person but shall not constitute attendance for the purpose of compensation pursuant to Section 12 of this Article.

Section 6.   Notice. Written notice of any special meeting shall be given to each directors at least two days prior thereto delivered personally or by telegram, or at least five days prior thereto when delivered by mail at the address at which the director is most likely to be reached. Such notice shall be deemed to be delivered when deposited in the U.S. mail so addressed, with passage thereon prepaid if mailed, or when delivered to the telegraph company if sent by telegram. Any director may waive notice of any meeting by a writing held with the secretary. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, not the purpose of, may meeting of the board of directors need be specified in the notice or waiver of notice of such meeting.

Section 7.   Quorum. A majority of the number of directors fixed by Section 2 of this Article III shall constitute a quorum for the transaction of business at any meeting of the board of directors, but if less than such majority is present at a meeting, a majority of the directors present may adjourn the meeting from time to time. Notice of any adjourned meeting shall be given in the same manner as prescribed by Section 6 of this Article III.

Section 8.   Manner of Acting. The act of the majority of this directors present at a meeting at which a quorum is present shall be the act of the board of directors, unless governing law, rules or regulation requires otherwise.

Section 9.   Action Without a Meeting. Any section required or permitted to be taken by the board of directors at a meeting may be taken without a meeting if a consent in writing, seeing forth the action to taken, shall be signed by all of the directors.

4

Section 10.   Resignation. Any director may resign at any time by sending a written notice of such resignation to the home office of the Bank addressed to the secretary. Unless otherwise specified thereto such resignation shall take effect upon receipt thereof by the secretary.

Section 11.    Vacancies. Any vacancy occurring in the board of directors may be filled by the affirmative vote of a majority of the remaining director, even if less than a quorum of the board of director remains. A director elected to fill a vacancy shall be elected to serve until the next election of director by the stockholder. Any directorship to be filled by reason of an increase in the number of directors may be filled by board of directors for a term of office continuing only until the next election of directors by the stockholders.

Section 12.    Compensation. Director, as such, may receive a stated compensation for their services. By resolution of the board of director, a reasonable fixed sum, and reasonable expenses of attendance, if any, may be allowed for actual attendance at each regular or special meeting of the board of directors. Members of either standing or special committees may be allowed such compensation for actual attendance at committee meetings as the board or directors may determine.

Section 13.    Presumption of Assent. A director of the Bank who is present at a meeting of the board of directors at which action on any Bank matter is taken shall be presumed to have assented to the action taken unless his dissent or abstention shall be entered in the minutes of the meeting or unless he shall file his written dissent to such action with the person acting as the secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to the secretary of the Bank within five days after the date he receives a copy of the minutes of the meeting. Such right to dissent shall not apply to a director who voted in favour of such action.

Section 14.    Removal of Directors. At a meeting of stockholders called expressly for that purpose, any director may be removed for cause by a vote of the holders of majority of the shares then entitled to vote is an election of directors. If less than the entire board is to be removed, no one of the director may be removed if the voted cast against the removal would be sufficient to elect a director if then cumulatively voted at an election of the class of directors of which such director is a part. Whenever the holders of the shares of any class are entitled to elect one or more directors by the provisions of the charter or supplemental sections thereto, the provisions of this section shell apply, in respect to the removal of a director or directors to elected, to the vote of the holders of the outstanding shares of that class and not to the vote of the outstanding shares as a whole.

Section 15.    Age limitation on directors. No person shall be eligible for election, re-election, appointment, or reappointment to the board of directors of the Bank if such person is then more than 75 years of age. No director shall serve beyond the annual meeting of the Bank immediately following his attainment of 75 year of age. The age limitation shall not apply to a person serving as a director emeritus of the Bank.

Directors emeritus may be appointed and their compensation for services in an amount not to exceed those free paid to voting directors) determined by resolution of the board of director of the Bank. Only former director of the Bank (including former director of other banks which have merged with, or otherwise been acquired by the Bank) shall be eligible to serve as directors emeritus. Directors emeritus shall be available for consultation with and advice to management of the Bank. Directors emeritus may attend meetings of the board of directors, but shall have no vote on any matter acted upon by such board.

Article IV. Executive and Other Committees

Section 1.    Appointment. The board of directors, by resolution adopted by majority of the full board, may designate the chief executive officer and two or more of the other directors to constitute an executive committee. The designation of any committee pursuant to this Article IV and the delegation of authority thereto shall not operate to receive the board of directors, of any director, of any responsibility imposed by law or regulation.

5

Section 2.    Authority. The executive committee, when the board of directors is not in section, shall have and may exercise all of the authority of the board of directors except to the extend, if any, that such authority shall be limited by the resolution appointing the executive committee; and except also that the executive committee shall not have the authority of the board of directors with reference to; a declaration of dividends, an amendment of the charter or bylaws of the Bank, or recommending to the stockholders a plan of merger, consolidation, or conversion; the sale, lease or other disposition of all or substantially all of the property and assets of the Bank otherwise than in the usual and regular course of its business; a voluntary dissolution of the Bank; a revocation of any of the foregoing; or the approval of a transaction in which any member of the executive committee, directly or indirectly, has any material beneficial interest.

Section 3.    Tenure. Subject to the provisions of Section 8 of this Article IV, each member of the executive committee shall hold office until the next regular annual meeting of the board of directors following his designation and until his successor is designated as a member of the executive committee.

Section 4.    Meetings. Regular meetings of the executive committee may be held without notice at such times and places as the executive committee may fix from time to time by resolution. Special meetings of the executive committee may be called by a member thereof upon not less than one days’ notice stating the place, date and hour of the meeting, which notice may be written or oral. Any member of the executive committee may waive notice of any meeting and no notice of any meeting need be given to any member thereof who attends in person. The notice of a meeting of the executive committee need not state the business proposed to be transacted at the meeting.

Section 5.    Quorum. A majority of the members of the executive committee shall constitute a quorum for the transaction of business at any meeting thereof, and action of the executive committee musty be authorized by the affirmative vote of a majority of the members present at a meeting at which a quorum is present.

Section 6.    Action Without a Meeting. Any action required or permitted to be taken by the executive committee at a meeting may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the members of the executive committee.

Section 7.    Vacancies. Any vacancy, in the executive committee may be filled by a resolution adopted by a majority of the full board of directors.

Section 8.   Resignations and Removal. Any member of the executive committee may be removed at any time with or without cause by resolution adopted by a majority of the full board of directors. Any member of the executive committee may resign from the executive committee at any time by given written notice to the president or the secretary of the Bank. Unless otherwise specified therein, such resignation shall take effect upon receipt. The acceptance of such resignation shall not be necessary to make it effective.

Section 9.   Procedure. The executive committee shall elect a presiding officer from its member and may fix its own rules of procedure which shall not be inconsistent with these bylaws. It shall keep regular minutes of its proceedings and report the same to the board directors for its information at meeting thereof held next after the proceedings shall have occurred.

Section 10.   Other Committees. The board of directors may by resolution establish an audit committee, a loan committee or other committee composed of directors as they may determine to be necessary or appropriate for the conduct of the business of the Bank and may prescribe the duties, constitution and procedures thereof.

Article V. Officers

Section 1.   Positions. The officers of the Bank shall be a president, one or more vice presidents, a secretary and a treasurer, each of whom shall be elected by the board of directors. The board of directors may also designate the chairman of the board as an office. The president shall be the chief executive officer, unless the board of directors designates the chairman of the board as chief executive officer. The president shall be a director of the Bank. The officer of the secretary and treasurer may be held by the same person and a vice president may also be either the secretary and the treasurer. The board of directors may designate one or more vice president as executive vice president or senior vice president. The board of directors may also elect or authorize the appointment of such other officers as the business of the Bank may require. The officers shall have such authority and perform such duties as the board of directors may from time to time authorize or determine. In the absence of either by the board of directors, the officers shall have such powers and duties as generally pertain to their respective offices.

6

Section 2.   Election and Terms of Office. The officers of the Bank shall be elected annually at the first meeting of the board of directors held after each annual meeting of the stockholders. If the election of officers is not held at such meeting, such election shall be held as soon thereafter as possible. Each officer shall hold office until his successor shall have been duly elected and qualified or until his death or until he shall resign or shall have been removed in the manner hereinafter provided. Election or appointment of an officer, employee or agent shall not of itself create contract rights. The board of directors may authorise the Bank to enter into an employment contract with any office in accordance with regulations of the Federal Home Loan Bank Board; but no such contract shall impair the right of the board of directors to remove any officer at any time in accordance with Section 3 of the Article V.

Section 3.   Removal. Any officer may be removed by the board of directors whatever in the judgment the best interests of the Bank shall be served thereby, but such removal, other than for cause, shall be without prejudice to the contract rights, if any, of the person so removed.

Section 4.   Vacancies. A vacancy in any officer because of death, resignation, removal, dis-qualification or otherwise, may be filled by the board of directors for the unexpired portion of the term.

Section 5.   Remuneration. The remuneration of the officers shall be fixed from time to time by the board of directors.

Section 6.    Age limitation on officers. No person 65 years of age or above shall be eligible for election, re-election, appointment, or reappointment as an officer of the Bank. No officer shall serve beyond the annual meeting of the Bank immediately following his or her becoming 65.

Article VI. Contracts, Loans, Checks and Deposits

Section 1.   Contracts. To the except permitted by regulations of the Federal Home Loan Bank Board, and except as otherwise prescribed by the bylaws with respect to certificates for shares, the board of directors may authorise any officer, employee, or agent of the Bank to enter into any contract or execute and deliver any instrument in the name of and on behalf of the Bank. Such authority may be general or confined to specific instances.

Section 2.   Loans. No loans shall be corrected on behalf of the Bank and no evidence of Indebtedness shall be issued in its name unless authorized by the board of directors. Such authority may be general or confined to specific Insurances.

Section 3.   Checks, Drafts, Etc. All checks, drafts or others for the payment of money, notes or other evidences of indebtedness issued in the name of the Bank shall be signed by one or more officers, employees or agents of the Bank in such manner as shall from time to time be determined by the board of director.

Section 4.   Deposits. All funds of the Bank not otherwise employed shall be deposited from time to time to the credit of the Bank in any of its duly authorised depositories as the board of directors may select.

Article VII. Certificates for Shares and Their Transfer

Section 1.   Certificates for Shares. Certificates representing shares of capital stock of the Bank shall be in such form as shall be determined by the board of directors and approved by the Federal Home Loan Bank Board. Such certificates shall be signed by the chief executive officer or by any other officer of the Bank authorised by the board of directors, attested by the secretary or an assistant secretary, and sealed with the corporate and or a facsimile thereof. The signatures of such officers upon a certificate may be facsimiles if the certificate is mutually signed on behalf of a transfer agent or a registrar, other than the Bank itself or one of its employees. Each certificate for shares of capital stock shall be consecutively numbered or otherwise identified. The name and address of the person to whom the shared are issued, with the number of shares and date of issue, shall be entered on the stock transfer books of the Bank. All certificates surrendered to the Bank for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and cancelled, except that in case of a loss or destroyed certificate, a new certificate may be issued therefor upon such terms and Indemnity to the Bank as the board of directors may prescribe.

Section 2.   Transfer of Shares. Transfer of shares of capital stock of the Bank shall be made only on its stock transfer books. Authority for such transfer shall be given only by the holder of record thereof or by his legal representative, who shall furnish proper evidence of such authority or by his attorney thereunto authorized by power of attorney duly executed and field with the Bank. Such transfer shall be made only on surrender for cancellation of the certificate for such shares. The person in whose name shares of capital stock stand on the books of the Bank shall be deemed by the Bank to be the owner thereof for all purposes.

7

Article VII. Fiscal Years Annual Audit

The fiscal year of the Bank shall end on the 31st day of December of each year. The Bank shall be subject to an annual audit as of the end of its fiscal year by independent public accountants appointed by and responsible to the board of directors. The appointment of such accountants shall be subject to annual ratification by the stockholders.

Article IX. Dividends

Subject to the terms of the Bank’s charter and the regulations and orders of the Federal Home Loan Bank Board, the board of directors may, from time to time, declare and the Bank may pay, dividends to its outstanding shares of capital stock.

Article X. Corporate Seal

The board of directors shall approve a Bank seal.

Article XI. Amendments

There bylaws may be amended in any manner not inconsistent with applicable laws, rules, regulations or the charter at any time by a majority of the full board of directors, or by a majority vote of the votes cast by the shareholders of Bank as any legal meeting called expressly for that purpose.

8

Exhibit 6

Consents of Wilmington Savings Fund Society, FSB

(see attached)

RESOLUTION

WHEREAS, it is necessary that the officers of the Christiana Trust division (hereinafter “Trust Division”) of Wilmington Savings Fund Society, FSB (hereinafter “Company”) in connection with the Company’s fiduciary and agency activities be authorized by and on behalf of the Company, to make, execute and deliver certain agreements, certificates, instruments, documents and/or other writings on behalf of the Company, including in the name of the Trust Division, as such officers or officers acting on behalf of the Company may approve.

NOW THEREFORE, BE IT RESOLVED, that the signing authority outlined below is hereby approved and adopted in all respects effective March 24, 2011.

I.       Client Funds

Checks prepared on behalf of the Trust Division – Any two Trust Officers other than trust operations officer for amounts up to $25,000 and any trust officer and a Trust Vice President for amounts over $25,000.

II.       Other Documents

A.      The Chief Trust Officer or the Executive Vice President of Wealth Management may execute, sign and/or deliver on behalf of the Company, including in the name of the Trust Division, any agreement, instrument, document and/or other writing for the acceptance of any fiduciary or agency appointment or the conduct of business in any agency or fiduciary capacity, and shall have the power to delegate to other officers of the Company such authority.

B.	Trust Officer, Assistant Vice President, Vice President

Any one of the above is authorized to:

1.          Execute, sign and/or deliver any agreement, instrument, document and/or other writing on behalf of the Company, including in the name of the Trust Division, in connection with the acceptance of any fiduciary or agency appointment or the exercise of any fiduciary or agency power, including, but not limited to, any writings of any nature with respect to any real or personal property, tangible or intangible, or any interest therein, including reports and returns to regulatory and tax authorities and the acceptance of new accounts.

2.          Execute, sign and/or deliver any agreement, instrument, document and/or other writing on behalf of the Trust Division, including in the name of the Trust Division, with reference to the purchase, sale, investment, divestment, admission, or withdrawal of mutual funds, common funds, collective funds or cash management vehicles acquired or held by an account as fiduciary or agent.

3.          Execute, sign and/or deliver any agreement, instrument, document and/or other writing on behalf of the Company, including in the name of the Trust Division, with reference to the purchase, sale, receipt, delivery or exchange of securities or other kinds of property, real or personal, tangible, or intangible, required or held by the Company for its own account, or as a fiduciary, or as agent.

4.          Execute, sign and/or deliver any agreement, instrument, document and/or other writing on behalf of the Trust Division, including in the name of the Company, in connection with the settlement of a purchase, sale, exchange, transfer or other transaction with respect to any security or asset and the admission, deposit, withdrawal of any moneys to any daily investment vehicles maintained by the Trust Division in a fiduciary or agency capacity.

5.          Execute, sign and/or deliver on behalf of the Company, including in the name of the Trust Division, any security or other instrument in its capacity as trustee or in any other fiduciary capacity or as agent, and any certificates of authentication appearing upon any securities issued under the instruments or other writings under which the Company is acting as trustee, transfer agent, fiscal agent or in any similar fiduciary or agency capacity.

6.          Guarantee signatures, indemnify and guarantee assignments, transfers and endorsements for transfer on bonds, stock certificates, interim participation and other certificates, indemnify and guarantee signatures on bond and stock powers of attorney, and to waive presentment, demand, protest and to execute amicable revivals of judgment.

7.          Affix the seat of the Company to any agreement, instrument, document and/or other writing and to attest to the execution of any agreement, instrument, document and/or other writing by the Trust Division, including in the name of the Company, in a fiduciary or agency capacity and to the affixing of the seal thereto.

EXHIBIT 7
Current Report of Wilmington Savings Fund Society

Schedule RC—Balance Sheet

Dollar Amounts in Thousands			RCON	Amount	
Assets					
1. Cash and balances due from depository institutions (from Schedule RC-A):					
a. Noninterest-bearing balances and currency and coin (1)			0081	631,132	1.a.
b. Interest-bearing balances (2)			0071	1,644,736	1.b.
2. Securities:					
a. Held-to-maturity securities (from Schedule RC-B, column A) (3)			JJ34	84,898	2.a.
b. Available-for-sale debt securities (from Schedule RC-B, column D)			1773	5,495,929	2.b.
c. Equity securities with readily determinable fair values not held for trading (4)			JA22	0	2.c.
3. Federal funds sold and securities purchased under agreements to resell:					
a. Federal funds sold			B987	0	3.a.
b. Securities purchased under agreements to resell (5,6)			B989	0	3.b.
4. Loans and lease financing receivables (from Schedule RC-C):					
a. Loans and leases held for sale			5369	70,617	4.a.
b. Loans and leases held for investment	B528	11,333,812			4.b.
c. LESS: Allowance for loan and lease losses (7)	3123	136,330			4.c.
d. Loans and leases held for investment, net of allowance (item 4.b minus 4.c)			B529	11,197,482	4.d.
5. Trading assets (from Schedule RC-D)			3545	0	5.
6. Premises and fixed assets (including capitalized leases)			2145	270,158	6.
7. Other real estate owned (from Schedule RC-M)			2150	1,818	7.
8. Investments in unconsolidated subsidiaries and associated companies			2130	7,770	8.
9. Direct and indirect investments in real estate ventures			3656	0	9.
10. Intangible assets (from Schedule RC-M)			2143	953,353	10.
11. Other assets (from Schedule RC-F) (6)			2160	509,175	11.
12. Total assets (sum of items 1 through 11)			2170	20,867,068	12.
Liabilities					
13. Deposits:					
a. In domestic offices (sum of totals of columns A and C from Schedule RC-E)			2200	17,791,314	13.a.
(1) Noninterest-bearing (8)	6631	6,663,493			13.a.1.
(2) Interest-bearing	6636	11,127,821			13.a.2.
b. Not applicable					
14. Federal funds purchased and securities sold under agreements to repurchase:					
a. Federal funds purchased (9)			B993	0	14.a.
b. Securities sold under agreements to repurchase (10)			B995	0	14.b.
15. Trading liabilities (from Schedule RC-D)			3548	0	15.
16. Other borrowed money (includes mortgage indebtedness) (from Schedule RC-M)			3190	33,619	16.
17. and 18. Not applicable					
19. Subordinated notes and debentures (11)			3200	0	19.

Current Report of Wilmington Savings Fund Society Consolidated Report of Condition for Insured Banks and Savings Associations for March 31, 2022 All schedules are to be reported in thousands of dollars. Unless otherwise indicated, report the amount outstanding as of the last business day of the quarter. Schedule RC—Balance Sheet Dollar Amounts in Thousands Assets 1. Cash and balances due from depository institutions (from Schedule RCA): 1.a. 1.b. 2. Securities: 2.a. 2.b. 2.c. 3. Federal funds sold and securities purchased under agreements to resell: 3.a. 3.b. 4. Loans and lease financing receivables (from Schedule RCC): 4.a. 4.b. 4.c. 4.d. 5. 6. 7. 8. 9. 10. 11. 12. Liabilities 13. Deposits: 13.a. 13.a.1. 13.a.2. b. Not applicable 14. Federal funds purchased and securities sold under agreements to repurchase: 14.a. 14.b. 15. 16. 17. and 18. Not applicable 19. 1 Includes cash items in process of collection and unposted debits. 2 Includes time certificates of deposit not held for trading. 3 Institutions that have adopted ASU 201613 should report in item 2.a amounts net of any applicable allowance for credit losses, and item 2.a should equal Schedule RCB, item 8, column A, less Schedule RIB, Part II, item 7, column B. 4 Item 2.c is to be completed by all institutions. See the instructions for this item and the Glossary entry for "Securities Activities" for further detail on accounting for investments in equity securities. 5 Includes all securities resale agreements, regardless of maturity. 6 Institutions that have adopted ASU 201613 should report in items 3.b and 11 amounts net of any applicable allowance for credit losses. 7 Institutions that have adopted ASU 201613 should report in item 4.c the allowance for credit losses on loans and leases. 8 Includes noninterestbearing, demand, time, and savings deposits. 9 Report overnight Federal Home Loan Bank advances in Schedule RC, item 16, "Other borrowed money." 10 Includes all securities repurchase agreements, regardless of maturity. 11 Includes limitedlife preferred stock and related surplus. RCON Amount a. Noninterestbearing balances and currency and coin (1)........................................................................................ 0081 631,132 b. Interestbearing balances (2)................................................................................................................................... 0071 1,644,736 a. Heldtomaturity securities (from Schedule RCB, column A) (3)............................................................................. JJ34 84,898 b. Availableforsale debt securities (from Schedule RCB, column D)......................................................................... 1773 5,495,929 c. Equity securities with readily determinable fair values not held for trading (4)...................................................... JA22 0 a. Federal funds sold.................................................................................................................................................... B987 0 b. Securities purchased under agreements to resell (5,6)............................................................................................ B989 0 a. Loans and leases held for sale.................................................................................................................................. 5369 70,617 b. Loans and leases held for investment............................................................................. B528 11,333,812 c. LESS: Allowance for loan and lease losses (7)................................................................. 3123 136,330 d. Loans and leases held for investment, net of allowance (item 4.b minus 4.c)......................................................... B529 11,197,482 5. Trading assets (from Schedule RCD)........................................................................................................................... 3545 0 6. Premises and fixed assets (including capitalized leases)............................................................................................. 2145 270,158 7. Other real estate owned (from Schedule RCM).......................................................................................................... 2150 1,818 8. Investments in unconsolidated subsidiaries and associated companies.................................................................... 2130 7,770 9. Direct and indirect investments in real estate ventures............................................................................................. 3656 0 10. Intangible assets (from Schedule RCM)...................................................................................................................... 2143 953,353 11. Other assets (from Schedule RCF) (6)......................................................................................................................... 2160 509,175 12. Total assets (sum of items 1 through 11).................................................................................................................... 2170 20,867,068 a. In domestic offices (sum of totals of columns A and C from Schedule RCE).......................................................... 2200 17,791,314 (1) Noninterestbearing (8)............................................................................................. 6631 6,663,493 (2) Interestbearing......................................................................................................... 6636 11,127,821 a. Federal funds purchased (9).................................................................................................................................... B993 0 b. Securities sold under agreements to repurchase (10)............................................................................................ B995 0 15. Trading liabilities (from Schedule RCD)...................................................................................................................... 3548 0 16. Other borrowed money (includes mortgage indebtedness) (from Schedule RCM)................................................... 3190 33,619 19. Subordinated notes and debentures (11).................................................................................................................... 3200 0 Reporting Period: March 31, 2022 May 02, 2022 11:53 AM EXHIBIT 7

Schedule RC—Continued

FFIEC 041
Page 18 of 86
RC-2

Dollar Amounts in Thousands	RCON	Amount	
Liabilities—continued			
20. Other liabilities (from Schedule RC-G)	2930	438,437	20.
21. Total liabilities (sum of items 13 through 20)	2948	18,263,370	21.
22. Not applicable			
Equity Capital			
Bank Equity Capital			
23. Perpetual preferred stock and related surplus	3838	0	23.
24. Common stock	3230	0	24.
25. Surplus (excludes all surplus related to preferred stock)	3839	2,403,347	25.
26. a. Retained earnings	3632	516,777	26.a.
b. Accumulated other comprehensive income (1)	B530	(313,780)	26.b.
c. Other equity capital components (2)	A130	0	26.c.
27. a. Total bank equity capital (sum of items 23 through 26.c)	3210	2,606,344	27.a.
b. Noncontrolling (minority) interests in consolidated subsidiaries	3000	(2,646)	27.b.
28. Total equity capital (sum of items 27.a and 27.b)	G105	2,603,698	28.
29. Total liabilities and equity capital (sum of items 21 and 28)	3300	20,867,068	29.

Memoranda

To be reported with the March Report of Condition.

3 = This number is not to be used

4 = Directors' examination of the bank conducted in accordance with generally accepted auditing standards by a certified public accounting firm (may be required by state-chartering authority)

5 = Directors' examination of the bank performed by other external auditors (may be required by state-chartering authority)

8 = Other audit procedures (excluding tax preparation work)

9 = No external audit work

To be reported with the March Report of Condition.

	RCON	Date	
2. Bank's fiscal year-end date (report the date in MMDD format)	8678	12/31	M.2.

Wilmington Savings Fund Society  FDIC Certificate Number: 17838 Submitted to CDR on 04/29/2022 at 02:54 PM Schedule RC—Continued Dollar Amounts in Thousands Liabilities—continued 20. 21. 22. Not applicable Equity Capital Bank Equity Capital 23. 24. 25. 26.a. 26.b. 26.c. 27.a. 27.b. 28. 29. Memoranda To be reported with the March Report of Condition. 1. Indicate in the box at the right the number of the statement below that best describes the most comprehensive level of auditing work performed for the bank by independent external M.1. 1a = An integrated audit of the reporting institution's financial state 3 = This number is not to be used ments and its internal control over financial reporting conducted 4 = Directors' examination of the bank conducted in accordance in accordance with the standards of the American Institute of with generally accepted auditing standards by a certified Certified Public Accountants (AICPA) or the Public Company public accounting firm (may be required by statechartering Accounting Oversight Board (PCAOB) by an independent public authority) accountant that submits a report on the institution 5 = Directors' examination of the bank performed by other external 1b = An audit of the reporting institution's financial statements only auditors (may be required by statechartering authority) conducted in accordance with the auditing standards of the 6 = Review of the bank's financial statements by external AICPA or the PCAOB by an independent public accountant that auditors submits a report on the institution 7 = Compilation of the bank's financial statements by external 2a = An integrated audit of the reporting institution's parent holding auditors company's consolidated financial statements and its internal con 8 = Other audit procedures (excluding tax preparation work) trol over financial reporting conducted in accordance with the 9 = No external audit work standards of the AICPA or the PCAOB by an independent public accountant that submits a report on the consolidated holding company (but not on the institution separately) 2b = An audit of the reporting institution's parent holding com pany's consolidated financial statements only conducted in accordance with the auditing standards of the AICPA or the PCAOB by an independent public accountant that submits a report on the consolidated holding company (but not on the institution separately) To be reported with the March Report of Condition. M.2. 1 Includes, but is not limited to, net unrealized holding gains (losses) on availableforsale securities, accumulated net gains (losses) on cash flow hedges, and accumulated defined benefit pension and other postretirement plan adjustments. 2 Includes treasury stock and unearned Employee Stock Ownership Plan shares. FFIEC 041 Page 18 of 86 RC2 RCON Amount 20. Other liabilities (from Schedule RCG)......................................................................................................................... 2930 438,437 21. Total liabilities (sum of items 13 through 20).............................................................................................................. 2948 18,263,370 23. Perpetual preferred stock and related surplus............................................................................................................ 3838 0 24. Common stock............................................................................................................................................................. 3230 0 25. Surplus (excludes all surplus related to preferred stock)............................................................................................ 3839 2,403,347 26. a. Retained earnings.................................................................................................................................................... 3632 516,777 b. Accumulated other comprehensive income (1)....................................................................................................... B530 (313,780) c. Other equity capital components (2)........................................................................................................................ A130 0 27. a. Total bank equity capital (sum of items 23 through 26.c)....................................................................................... 3210 2,606,344 b. Noncontrolling (minority) interests in consolidated subsidiaries........................................................................... 3000 (2,646) 28. Total equity capital (sum of items 27.a and 27.b)....................................................................................................... G105 2,603,698 29. Total liabilities and equity capital (sum of items 21 and 28)....................................................................................... 3300 20,867,068 RCON Number auditors as of any date during 2021................................................................................................................................. 6724 1a RCON Date 2. Bank's fiscal yearend date (report the date in MMDD format)...................................................................................... 8678 12/31 Reporting Period: March 31, 2022 May 02, 2022 11:53 AM

Schedule RC-A—Cash and Balances Due From Depository Institutions

FFIEC 041
Page 19 of 86
RC-3

Schedule RC-A is to be completed only by banks with $300 million or more in total assets.[1]
Exclude assets held for trading.

Dollar Amounts in Thousands	RCON	Amount	
1. Cash items in process of collection, unposted debits, and currency and coin:			
a. Cash items in process of collection and unposted debits	0020	70,024	1.a.
b. Currency and coin	0080	528,753	1.b.
2. Balances due from depository institutions in the U.S.	0082	32,659	2.
3. Balances due from banks in foreign countries and foreign central banks	0070	2,531	3.
4. Balances due from Federal Reserve Banks	0090	1,641,901	4.
5. Total (sum of items 1 through 4) (must equal Schedule RC, sum of items 1.a and 1.b)	0010	2,275,868	5.

Schedule RC-B—Securities

Exclude assets held for trading.

	Held-to-maturity				Available-for-sale				
	(Column A) Amortized Cost		(Column B) Fair Value		(Column C) Amortized Cost		(Column D) Fair Value		
Dollar Amounts in Thousands	RCON	Amount	RCON	Amount	RCON	Amount	RCON	Amount	
1. U.S. Treasury securities	0211	0	0213	0	1286	0	1287	0	1.
2. U.S. Government agency and sponsored agency obligations (exclude mortgage-backed securities) (1)	HT50	0	HT51	0	HT52	229,938	HT53	203,396	2.
3. Securities issued by states and political subdivisions in the U.S.	8496	84,102	8497	84,959	8498	0	8499	0	3.

Wilmington Savings Fund Society  FDIC Certificate Number: 17838 Submitted to CDR on 04/29/2022 at 02:54 PM Schedule RCA—Cash and Balances Due From Depository Institutions Schedule RCA is to be completed only by banks with $300 million or more in total assets.¹ Exclude assets held for trading. Dollar Amounts in Thousands 1. Cash items in process of collection, unposted debits, and currency and coin: 1.a. 1.b. 2. 3. 4. 5. 1 The $300 million assetsize test is based on the total assets reported on the June 30, 2021, Report of Condition. Schedule RCB—Securities Exclude assets held for trading. Dollar Amounts in Thousands 1. 2. U.S. Government agency and sponsored agency obligations (exclude mortgage 2. 3. Securities issued by states and 3. 1 Includes Small Business Administration “Guaranteed Loan Pool Certificates,” U.S. Maritime Administration obligations", Export–Import Bank participation certificates", and obligations (other than mortgagebacked securities) issued by the Farm Credit System, the Federal Home Loan Bank System, the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association, the Resolution Funding Corporation, the Student Loan Marketing Association, and the Tennessee Valley Authority. FFIEC 041 Page 19 of 86 RC3 RCON Amount a. Cash items in process of collection and unposted debits............................................................................................... 0020 70,024 b. Currency and coin........................................................................................................................................................... 0080 528,753 2. Balances due from depository institutions in the U.S........................................................................................................ 0082 32,659 3. Balances due from banks in foreign countries and foreign central banks......................................................................... 0070 2,531 4. Balances due from Federal Reserve Banks......................................................................................................................... 0090 1,641,901 5. Total (sum of items 1 through 4) (must equal Schedule RC, sum of items 1.a and 1.b).................................................... 0010 2,275,868 Heldtomaturity Availableforsale (Column A) (Column B) (Column C) (Column D) Amortized Cost Fair Value Amortized Cost Fair Value RCON Amount RCON Amount RCON Amount RCON Amount 1. U.S. Treasury securities........................................ 0211 0 0213 0 1286 0 1287 0 backed securities) (1).......................................... HT50 0 HT51 0 HT52 229,938 HT53 203,396 political subdivisions in the U.S............................ 8496 84,102 8497 84,959 8498 0 8499 0 Reporting Period: March 31, 2022 May 02, 2022 11:53 AM